Exhibit 99.2

FOR IMMEDIATE RELEASE

September 17, 2003

Liberty Media Corporation Completes Acquisition of QVC, Inc.

ENGLEWOOD, Colorado – Liberty Media Corporation (NYSE: L, LMC.B) announced today that it has completed its previously announced acquisition of Comcast Corporation’s approximate 57% ownership stake in QVC, Inc.  QVC is now 98% owned by Liberty Media.

At closing, Liberty Media delivered to Comcast approximately 218 million shares of Liberty Media Series A common stock and a three-year note payable in the amount of $4.0 billion.  Liberty Media also delivered cash in the amount of $1.35 billion, which was funded with the proceeds from the September 12, 2003 sale of Liberty Media’s Senior Notes due in 2006.  Liberty Media’s Senior Notes will have an effective interest rate of LIBOR + 45 basis points, after taking into consideration interest rate swaps, and the note payable to Comcast bears interest at LIBOR + 150 basis points.  The shares of common stock and the note payable to Comcast are fully registered and freely transferable by Comcast.

Robert Bennett, Liberty Media President and CEO stated, “QVC’s success is the direct result of providing its customers with a superior shopping experience as executed by a very strong management team and a dedicated group of employees.  We extend our sincere welcome to Doug Briggs, Bill Costello and the rest of the QVC management team and we are excited for the future growth of QVC under the Liberty Media umbrella.”

Liberty Media Corporation (NYSE: L, LMC.B) owns interests in a broad range of video programming, broadband distribution, interactive technology services and communications businesses. Liberty Media and its affiliated companies operate in the United States, Europe, South America and Asia with some of the world’s most recognized and respected brands, including QVC, Encore, STARZ!, Discovery and Court TV.

Contact:

Mike Erickson
Liberty Media Corporation
(877) 772-1518